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                                                                    EXHIBIT 99.1


F O R   I M M E D I A T E   R E L E A S E
                                               C o n t a c t:  M i m i   H a l l
                                                             9 0 1.6 8 2.1 3 6 0





RFS REPORTS SECOND QUARTER RESULTS

Memphis, Tennessee, August 2, 2001 -- RFS Hotel Investors, Inc. (NYSE:RFS) today announced funds from operations (FFO) for the second quarter 2001 of $16.9 million, or $0.62 per share, compared to $17.5 million, or $0.65 per share, for the same quarter a year ago. FFO for the six months ended June 30, 2001 of $31.9 million, or $1.16 per share, was essentially unchanged compared to 2000 FFO of $31.7 million, or $1.17 per share.

SECOND QUARTER HIGHLIGHTS

     - Comparable hotels revenue per available room (RevPAR) was unchanged for the second quarter. The following represents changes in RevPAR as compared to the prior year comparable periods by market segment:

                                                      RevPAR Change
                                                      -------------
                                               Quarter           Year to Date
                                               -------           ------------
                    Comparable Hotels             56                   56
                    Full Service                (3.9%)                2.7%
                    Extended Stay                1.3%                 3.8%
                    Limited Service              3.7%                 4.7%
                                                -----                 ----
                                                 0.0%                 3.6%

     - Nine California hotels (excluding the Hilton Fisherman's Wharf Hotel which was undergoing substantial renovation in 2000) experienced an average decline in quarterly RevPAR of 2.3%. Likewise, the four Silicon Valley hotels experienced an average decline in quarterly RevPAR of 2.3%. The California hotels represented 35% of the Company's quarterly room revenue.

     - Hotel operating margins (hotel EBITDA as a percentage of total revenue) declined 1.4 percentage points in the second quarter due primarily to a 14% increase in energy costs and a 10% increase in franchise expenses. For the six months, hotel operating margins declined 1.0 percentage point.

     - Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 2.1% from $24.1 million to $24.6 million for the second quarter and 7.1% year to date.

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     -    The Company realized an unleveraged FFO return on investment of 12.9%
          in its 56 comparable hotels for the trailing 12 months ended June 30, 2001. Based upon the Company's approximate 39% leverage and average borrowing costs of 8.0%, the Company realized a leveraged return on investment of 16.0%.

     - EBITDA for the trailing 12 months ended June 30, 2001, was 3.7 times the Company's interest costs.

     -    Total debt was reduced by almost $10 million in the second quarter.

OPERATING RESULTS

Randy Churchey, president and chief operating officer, said, "We are never pleased to report lower operating earnings. However, in light of the significant drop in industry-wide lodging demand as the economy slowed, we are pleased that we were able to: (1) maintain year-to-date hotel operating margins within one percentage point of last year; (2) exceed industry RevPAR averages in the second quarter; and (3) increase our hotels' market share.

"Our RevPAR, for the second quarter, was flat," Churchey explained, "however, industry RevPAR during the second quarter declined 3.7%. The second quarter of this year was the most difficult operating environment in 10 years, since the Gulf War in 1991. It is impossible for us to fully insulate ourselves during this cyclical downswing," Churchey continued, " but I feel very good that, due in large part to the diversification of our portfolio, our results compare favorably to most other hotel owners."

CAPITAL

During the second quarter, the Company: (i) sold a limited-service hotel for $6.6 million and used the proceeds to reduce debt; (ii) extended the maturity of its line of credit to July 2004; and (iii) declared a quarterly dividend of $0.385 per common share payable on August 15, 2001 to shareholders of record on August 3, 2001.

Kevin Luebbers, executive vice president and chief financial officer, stated, "Although FFO declined slightly during the quarter, comparisons with 2000 are difficult in that last year was an extraordinary year for RFS and the hotel industry. Last year's second quarter was the best second quarter in the Company's history," Luebbers said. "We benefited from exceptional growth in our full-service hotels, particularly in California. For the second quarter 2000, RevPAR increased 9.2% in the full-service portfolio while this year the same hotels experienced a 3.9% decrease in RevPAR.

"In spite of this, the Company: increased EBITDA; paid down $10 million of debt; and, earned an extraordinary cash return on its investments of 16%. Consequently, we feel very comfortable with our current annual dividend of $1.54/share."

OUTLOOK FOR THE REMAINDER OF 2001

Robert Solmson, chairman and CEO, said, "It is evident that a softening economy manifested by declining corporate profits, reductions in capital spending and fewer business travelers is hurting the travel and hospitality industries. I am confident that the reduced level of construction of new hotels together with recent reductions in interest rates will ultimately result in improved market conditions. However, at this time, I see no evidence of a quick recovery in the lodging business and the general consensus is that industry RevPAR will decline 3-5% during the second half of the year. This contrasts with several months ago when industry analysts were predicting RevPAR growth of 2-3%. We will not be immune from the effects of this cyclical downturn. The Company derives approximately 20% of its revenue from San Francisco and Silicon Valley. Although long-



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term these are great markets in which to own hotels, the economy of this area has slowed rapidly in the last few months," Solmson explained. "July preliminary results from these hotels show a continued deterioration of lodging demand and RevPAR.

"Our best estimate is that RevPAR for our portfolio will decline during the second half of the year by 3-5%. This decline is attributable, almost exclusively, to a projected decline in RevPAR of 10-20% in our six Silicon Valley and San Francisco hotels, which represent approximately 20% of our revenue. The balance of our portfolio is expected to produce revenue approximately equal to last year. This leads us to estimate that FFO per share for the year will be between $2.15 and $2.25.

"In the near-term, this will be a difficult environment for earnings and FFO growth. However, for several years we have refrained from buying assets and have focused on reducing debt in order to have the ability to buy hotels when and if the economy softened. Our balance sheet is pristine and our debt level is very low compared to our peers. Therefore, we are hopeful that the current economic climate will afford us the opportunity to selectively acquire hotels that will benefit the Company strategically and financially in the long term."

RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 58 hotels with approximately 8,400 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 47% of its EBITDA from full service hotels, 30% from extended stay hotels and 23% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

The second quarter earnings release and conference call is scheduled for Thursday, August 2, 2001, at 9:00 a.m. Central Time. The dial-in number is 712-257-3376. Passcode: RFS, Leader: Solmson. Please dial in 15 minutes prior to call time. Replay is available until September 2, 2001, 5:00 p.m. CT at 402-220-9773.

Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. From time to time, these risks are discussed in the Company's filings with the Securities and Exchange Commission.

                            RFS HOTEL INVESTORS, INC.
                             KEY COMPANY STATISTICS
                           QUARTER ENDED JUNE 30, 2001

                              OPERATING STATISTICS


Total Revenues                      $60.4 million            EBITDA                            $24.6 million

% Decrease in Revenues(1)           0.5%                     % Increase in EBITDA              2.1%

FFO                                 $16.9 million            % of Hotel EBITDA(2)
                                                               Full Service Hotels             47%
% Decrease in FFO                   3.3%                       Extended Stay Hotels            30%
                                                               Limited Service Hotels          23%
FFO per Share                       $ 0.62

% Decrease in FFO per Share         4.6%


                               CAPITAL STATISTICS

Stock Price @ August 2, 2001        $14.25                   EBITDA/Interest(2)                3.7x

Annual Dividend Per Share           $ 1.54                   EBITDA/Interest and               3.3x
                                                             Preferred Dividends(2)

Dividend Yield                      10.8%                    Debt/EBITDA(2)                    3.3x

                                                             Percentage of fixed               95%
                                                             interest rate debt






-----------------
(1) As compared to pro forma three months ended June 30, 2000, as if the Hilton lease termination occurred on January 1, 2000.

(2) EBITDA information is pro forma for the trailing twelve months ended June 30, 2001 as if the Hilton lease termination occurred on January 1, 2000.